Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Real Estate Income Trust, Inc.:

We consent (i) to the use of our report dated March 17, 2014, with respect to the consolidated balance sheets of Inland Real Estate Income Trust, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, equity, and cash flows for the years ended December 31, 2013 and 2012 and the period from August 24, 2011 (inception) through December 31, 2011, and the related financial statement schedule III, (ii) to the use of our report dated March 12, 2013, with respect to the historical summary of gross income and direct operating expenses of Newington Fair Shopping Center for the year ended December 31, 2011, (iii) to the use of our report dated February 6, 2015, with respect to the combined historical summary of gross income and direct operating expenses of the Kite Portfolio for the year ended December 31, 2013, all incorporated herein by reference and to the reference to our firm under the heading “Experts”, in Post-Effective Amendment No. 7 to the registration statement on Form S-11 (registration number 333-176775), of Inland Real Estate Income Trust, Inc.

Our reports related to the historical summaries of gross income and direct operating expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP

Chicago, Illinois

February 20, 2015